Exhibit 99.4
FINAL TRANSCRIPT
ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call

Event Date/Time: Aug. 17. 2011 / 12:30PM GMT

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FINAL TRANSCRIPT
Aug. 17. 2011 / 12:30PM, ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call
CORPORATE PARTICIPANTS
Eric Cerny
Abercrombie & Fitch Co. — Senior Manager, IR
Mike Jeffries
Abercrombie & Fitch Co. — Chairman & CEO
Jonathan Ramsden
Abercrombie & Fitch Co. — EVP & CFO
CONFERENCE CALL PARTICIPANTS
Lorraine Hutchinson
BofA Merrill Lynch — Analyst
Christine Chen
Needham & Company — Analyst
Randy Konik
Jefferies & Co. — Analyst
Brian Tunick
JPMorgan — Analyst
Dorothy Lakner
Caris & Company — Analyst
Janet Kloppenburg
JJK Research — Analyst
Jeff Klinefelter
Piper Jaffray — Analyst
Michelle Tan
Goldman Sachs — Analyst
Kimberly Greenberger
Morgan Stanley — Analyst
Marni Shapiro
The Retail Tracker — Analyst
Paul Lejuez
Nomura Securities — Analyst
Erika Maschmeyer
Robert W. Baird — Analyst
Evren Kopelman
Wells Fargo Securities — Analyst
Jeff Black
Jennifer Black & Associates — Analyst
Eric Beder
Brean Murray — Analyst
John Morris
BMO Capital Markets — Analyst
Omar Saad
ISI Group — Analyst

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FINAL TRANSCRIPT
Aug. 17. 2011 / 12:30PM, ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call
John Kernan
Cowen and Company — Analyst
Pamela Quintiliano
Oppenheimer — Analyst
Adrienne Tennant
Janney Capital — Analyst
Linda Tsai
ITG Investment Research — Analyst
Robin Murchison
SunTrust Robinson Humphrey — Analyst
Barbara Wyckoff
CLSA — Analyst
David Weiner
Deutsche Bank — Analyst
PRESENTATION
Operator
Good day and welcome to the Abercrombie & Fitch second-quarter earning results conference call. Today’s conference is being recorded. (Operator Instructions)
At this time I would like to turn the conference over to Mr. Eric Cerny. Mr. Cerny, please go ahead.
Eric Cerny — Abercrombie & Fitch Co. — Senior Manager, IR
Thank you. Good morning and welcome to our second-quarter earnings call. Earlier today we released our second-quarter sales and earnings, income statement, balance sheet, store opening and closing summary, and an updated financial history. Please feel free to reference these materials, available on our website.
Also available on our website is an investor presentation which we will be referring to in our comments during this call. This call is being recorded and the replay may be accessed through the Internet at Abercrombie.com under the investors section.
Before we begin I remind you that any forward-looking statements we may make today are subject to the Safe Harbor statement found in our SEC filings. Today’s earnings call will be limited to one hour.
Joining me today on the call are Mike Jeffries and Jonathan Ramsden. We will begin the call with a few brief remarks from Mike, followed by a review of the financial performance for the quarter from Jonathan. After our prepared comments we will be available to take your questions for as long as time permits. Now, to Mike.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
Good morning, everyone. Thank you for joining us today. We are pleased that our results for the quarter continued to reflect strong momentum both in the US and Europe.
For the third consecutive quarter our sales were up more than 20%. This included a strong performance from new stores, particularly the Paris flagship, but also the 19 new Hollister stores we have opened in Europe in the last 12 months. In addition, our US chain store business performed well for the quarter, particularly Hollister, fueled by what we believe is a compelling assortment and supported by effective pricing and promotional strategies.

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FINAL TRANSCRIPT
Aug. 17. 2011 / 12:30PM, ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call
We had long anticipated that the second quarter would be challenging from an operating income standpoint, considering the effects of investments we are making for future growth. In that context, we are pleased that our top-line performance enabled us to significantly beat our internal goal for the quarter and achieve a 71% year-over-year increase in operating income.
Our second-quarter results mark the midpoint of the three-year roadmap we laid out at the beginning of last year. Our focus remains very much on execution against our strategy and the key roadmap objectives, while always maintaining a long-term view.
We believe maintaining that long-term approach is even more critical today, given the uncertainty in the macroeconomic environment. I will come back to that in a moment.
First I want to take a few minutes to review our performance to date against our roadmap goals. Starting with US store productivity, we have clearly delivered on the objectives we laid out in February of last year. And we believe we are on course to sustain meaningful improvements and drive back toward peak productivity levels.
These improvements have been driven by several factors. First and foremost, by having the right merchandise and maintaining a compelling and differentiated store experience. In addition, our pricing and promotional strategies have played a role in the productivity improvements we have seen, and we have improved our execution of these strategies.
However, no one should conclude that even in the US chain business this is a purely price-driven business. Even in an environment where price is increasingly important, you have to be a desirable brand that clearly stands for something in the eye of the consumer. With regard to marketing and customer engagement, we have made progress but we still see plenty of opportunity ahead of us.
Turning to international, we expect to hit our goal of close to 40 international Hollister openings and five A&F flagship location openings this year. Overall, the international stores we have already opened continue to perform very strongly.
Tomorrow marks the opening of our first Hollister store in Asia, at the Festival Walk Mall in Hong Kong. This is a significant milestone for us, and we look forward to our first openings in Mainland China later in the year.
In Europe the performance of our Hollister business continues to be very strong, and our new store openings for the quarter are significantly exceeding plan in aggregate. As I mentioned a moment ago, we are also very pleased with our Paris flagship opening and while it is still early on, we continue to expect its volume to be in the same range as the London and Milan flagships on a go-forward basis.
Turning to Japan, our business there remains challenged, with Ginza comping negatively through the quarter. We remain cautious on Japan while we work to identify and address the underlying issues.
Our Canadian business is also not where we would like it to be, although it continues to operate at a healthy profit level, and we believe the sales trend in Canada is more readily addressable.
Our direct-to-consumer business again posted strong growth of 28% for the quarter as we work towards our $1 billion goal. This business remains a major strategic priority and source of investment.
As for Gilly Hicks, we continue to work on our roadmap objectives and remain very excited about the long-term prospects for the brand.

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Aug. 17. 2011 / 12:30PM, ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call
Last, we continue to focus very closely on expenses and challenge ourselves and each area of our business to find additional efficiencies in our model. This is all the more important in an uncertain macroeconomic environment.
Overall, we are pleased with our performance against our roadmap goals. As we look to the back half of the year and into 2012, it is clear that we are entering a period of greater uncertainty.
As we have discussed in the past, costing issues will certainly impact us more significantly in the back half of the year, and the consumer response to price increases remains unclear. In addition, the global macroeconomic picture and possible exchange rate volatility add to this uncertainty, especially given the increasing share of our business represented by Europe.
However, our strong top-line momentum and overall performance for the past several quarters gives us confidence that we are well positioned to navigate through this environment and, while external risks have increased, we remain comfortable with our objectives for next year.
With that, I will turn the call over to Jonathan, but will be happy to take your questions later in the call.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Thanks, Mike; and good morning, everyone. As Mike said, the story of the quarter was essentially that a strong top-line performance mitigated the deleveraging issues we had faced coming into the quarter and enabled us to deliver meaningful growth in operating income and EPS.
Sales for the quarter increased 23% to $917 million. Total domestic sales including DTC were up 12%. Total international sales were up 74%.
Within international, Hollister Europe was particularly strong, both for comp and non-comp stores. Overall DTC sales, including shipping and handling, were up 28%.
As reflected on page 6 of our presentation foreign currency changes accounted for approximately 160 basis points of the sales increase, based on converting prior-year sales at current-year rates. The impact of foreign currency changes on our results is likely to increase going forward as international operations account for a greater part of the mix.
Gross margin for the quarter was 63.6%, down 150 basis points from last year, putting our gross margin for the first half of the year up 40 basis points. Gross margin dollars for the second quarter increased 20% versus last year.
The decrease in the gross profit rate was driven primarily by an increase in average unit cost partially offset by a higher AUR and an international mix benefit. AUR was up mid single digits for the quarter with increases in both US and international AURs.
Across all brands, men’s and women’s comps were similar. Men’s stronger performing categories were knit tops and fleece, while graphic tees were weaker. Women’s stronger performing categories were woven shirts and sweaters, while graphic tees were weaker.
Turning to operating expenses on page 7 of the investor presentation, stores and distribution expense for the quarter included store occupancy costs of $173.6 million, in line with our guidance. All other stores and distribution costs represented 27.5% of sales.
Due to the strong sales performance we saw less deleverage on this line than we had anticipated. As a reminder, these expenses also include $4 million of additional depreciation related to our DC consolidation.

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Aug. 17. 2011 / 12:30PM, ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call
MG&A for the quarter increased 16%, in line with our mid-teen guidance, driven by increases in compensation, including incentive and equity compensation, marketing, and other expenses, net of favorable prior-year legal settlements. MG&A for the quarter included equity and incentive comp of $18.4 million versus $11.7 million last year.
For the quarter and excluding the effect of prior-year store closure costs, we achieved approximately 300 basis points of expense leverage. Overall, operating income was up 71% for the quarter.
The tax rate for the quarter was 30.7% and benefited from the strong performance of international operations with a lower effective tax rate. On a full-year basis we now expect that the tax rate will be somewhat below 35%, although this remains sensitive to mix shifts between domestic and international taxable income, including the effect of currency movements.
Diluted EPS for the quarter was $0.35, $0.13 above last year, which included a $0.02 loss last year from store closure charges. Year-to-date EPS diluted is up $0.54 versus last year.
Turning to the balance sheet, we ended the quarter with total inventory cost up 7.5% versus a year-ago, or up 3.5% excluding in-transit. Coming into the back half of the year we believe we are appropriately positioned with fall and basic inventory, although our spring carryover inventory is somewhat lighter than we would have liked, reflecting the strong first-half performance.
During the quarter we repurchased approximately 950,000 shares at an aggregate cost of $64.4 million, bringing our total repurchases over the past 12 months to approximately 3 million shares at an average cost of approximately $56 per share.
We ended the quarter with approximately $540 million in cash and cash equivalents, compared to $596 million in cash and equivalents at a comparable point last year. This number reflects buybacks and dividends of approximately $225 million in the past 12 months and the paydown of $53 million in revolver debt, in addition to which we have eliminated substantially all outstanding letters of credit.
Turning to the third quarter and back half of the year, we continue to expect gross margin erosion. However, our visibility on the magnitude of this erosion is less clear than in the first half of the year, due to the uncertainties Mike spoke to earlier.
Some more specific guidance on third-quarter expenses is included on page 11 of our investor presentation. This expense guidance excludes the impact of any potential impairment charges resulting from our annual review of long-lived assets.
Store occupancy costs for the third quarter are expected to be in the low to mid $180 millions. All other stores and distribution costs are expected to modestly delever compared to last year’s rate of 24.8%, including the effect of preopening costs, DTC investments, and additional depreciation due to the DC consolidation.
MG&A expense for the third quarter is expected to increase by a low double-digit percentage, with the primary components of the increase being equity compensation and marketing costs. Going forward, as we have spoken to in the past, equity compensation charges may escalate significantly. This is a function of both the potential increases in the stock price but also of a shorter amortization period for future awards. As a result of the approval of our amended long-term incentive plan, we no longer anticipate that we will need to adopt liability accounting for equity-based awards.
Our plans for store openings for the year remain in line with prior-year guidance. We now expect to close approximately 60 to 65 US stores during the fiscal year — significantly, all through natural lease expirations. Based on current new store plans and other planned expenditures, the Company continues to expect total capital expenditures for 2011 to be approximately $350 million.
This concludes our prepared comments section of the call. We are now available to take your questions. Thank you.

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FINAL TRANSCRIPT
Aug. 17. 2011 / 12:30PM, ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call
QUESTIONS AND ANSWERS
Operator
(Operator Instructions) Lorraine Hutchinson, Bank of America.
Lorraine Hutchinson — BofA Merrill Lynch — Analyst
Thank you, good morning. I just wanted to follow up on the gross margin commentary. I know that the visibility is pretty unclear at this point, but if you could just provide us with any commentary on how initial price increases have gone. What the consumer acceptance has been; what types of cost increases you are seeing; just any guidelines you could give us to help us try to model this line item.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Lorraine, I don’t think there is a whole lot of additional color we can really add. I mean, I think we have long said that we were talking about double-digit cost increases in the back half of the year and actually starting late in the second quarter.
As Mike said earlier, the reaction to price increases — which for us have not yet fully gone into in effect — remains unclear, and it’s certainly too early for us to add a lot of color to that. So I am not sure beyond what we have already said that there is really a whole lot of additional color we can provide at this point. Clearly as we go through this quarter in particular, we will have a greater sense of that.
Operator
Christine Chen, Needham & Company.
Christine Chen — Needham & Company — Analyst
Thank you. Congratulations on a great quarter. I wanted to ask about the price increases. I mean, as I walk the stores I do feel like there has been a least a mix shift towards higher price point items, particularly on the fashion side and maybe even on the denim side.
How are you thinking about those price increases? Is it across the board? Is it skewing the mix? And is it more in fashion versus basics? Thanks.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
I think we have always said that it wasn’t going to be uniform, that it would be based on what we thought was appropriate, category by category and item by item. I am not sure again there is a whole lot of color we can really add on that.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
I think — let me just pipe in. There clearly is a mix influence happening in our inventories because our inventories are shifting to a greater percentage fashion, which is what you observe in the stores.

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FINAL TRANSCRIPT
Aug. 17. 2011 / 12:30PM, ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call
Christine Chen — Needham & Company — Analyst
Then for the fashion penetration, can you maybe shed some light on how much that has gone up? I had to ask.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
Good question. I think you see it in the stores. Thanks, Christine.
Operator
Randy Konik, Jefferies.
Randy Konik — Jefferies & Co. — Analyst
Just a quick question, I guess near-term and long-term. I guess Mike first. The comment in the press release about the strong top-line momentum, how should we be thinking that — is that momentum continuing into the back-to-school period thus far? How should we thinking about — how are you thinking about the back-to-school season from your perspective?
Then I guess, Jonathan, can you give us any type of updated commentary from the — after the analyst meeting, on that $4.75 number for next year? How are you feeling about that? Thanks.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
Okay, let me comment. First question. We have never given guidance on sales during a quarter, and we are not going to now. So I cannot and will not comment on August.
What I can tell you — and I think this is the important point, Randy — is that our business has always been built and managed with a long-term orientation. That applies to protecting the quality of our merchandise and store experience. It applies to our long-term relationships with our vendors, many of whom have been with us for many years.
It applies to our people, for whom we want to create long-term rewarding careers. And it also applies to our stockholders, where we are fortunate to have some long-term supportive stockholders who understand our strategy and what we are trying to accomplish. I’d like this to be my biggest message this morning.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Randy, just to comment on the second part. We remain comfortable with the $4.75 for next year. The things that are under our control we feel good about. We have been ahead of our objectives year to date, so that is a positive factor.
And I think weighing in the opposite direction is clearly the macroeconomic uncertainty. So net of those two things, I think our outlook is essentially neutral to where it was when we published that number at the investor day back in April.
Randy Konik — Jefferies & Co. — Analyst
Thank you.

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FINAL TRANSCRIPT
Aug. 17. 2011 / 12:30PM, ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call
Operator
(Operator Instructions) Brian Tunick, JPMorgan.
Brian Tunick — JPMorgan — Analyst
Thanks; morning, guys. So I guess the question is on the gross margin side again, just trying to understand your commentary on the back half. Is the concern about more on the AUC side? And what do your leadtimes look like? When do we start to feel the benefit of what has happened to cotton?
Or is it more on the competitive landscape, particularly seeing where Hollister denim might be going out the door now versus some of your competitors?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Let me go through some of the components of gross margin, which I think illustrate why we are saying there is less visibility in the back half than we had in the front half. First of all, you have got the average unit cost effect, which we obviously know at this point for the back half of the year; and I will come back to forward expectations on that in a second.
We have got price increases in the mix, which we have clearly said it is too early for us to say what the reaction to that is going to be. We have got the possibility of a slowing economy, a potential double-dip recession, which obviously could impact our business. Again, I think it is too early to say on that yet, but clearly that has increased in terms of the likelihood over the last couple of months.
I think another big factor you have to also throw into the mix is we have got a very significant number of new stores opening internationally in the back half of the year, far more so than in the first half of the year. The volumes we have attached to those stores could have a significant impact on where we end the year from a gross margin standpoint.
So there are a lot of different variables in the mix. Currency on top of that is another one, given the increasing proportion of our business in the euro zone in particular.
So I think just given all those variables, unlike our feeling six months ago when we were pretty comfortable saying approximately flat gross margin for the spring season, we are not comfortable being that specific in the back half of the year. But we do certainly expect there to be erosion in the gross margin rate.
Going forward in terms of costing, we will have a relatively tough comparison in the first quarter of ‘12 because, as you probably recall, we got very good costing in the first quarter of ‘11. We should start to see some year-over-year favorability with regard to cotton part way through the second quarter of next year, although I think it is also clear that the non-cotton components of cost are continuing to inflate, particularly labor costs. But the cotton, based on where it stands today, would start to turn more favorable for us on a year-over-year basis in the middle of the second quarter of next year.
Brian Tunick — JPMorgan — Analyst
All right, terrific. Thanks guys.
Operator
Dorothy Lakner, Caris & Company.

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FINAL TRANSCRIPT
Aug. 17. 2011 / 12:30PM, ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call
Dorothy Lakner — Caris & Company — Analyst
Thanks. Good morning, everyone, and congratulations from me as well. Just wondered if you could provide a little bit more color on the Paris opening. Obviously that was a pretty big one for you. How that was perhaps different from the London opening or the Milan opening, and what kind of things you are learning about that.
And then just a corollary to that, what you are seeing in terms of foreign tourist business here in the US.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
Okay, let me talk a little bit about the Paris opening. It was an opening that was very much like the London opening and the Milan opening. We had lines and excited customers.
I think what we are learning about the flagships is that we have a chain in the flagships. We are running a chain of flagships. So we open each of those stores exactly the same way, and it is interesting that we are getting the same response.
It leads to the point that we operate our stores the same wherever they are in the world. So from a customer’s perspective, we are one experience. And that is being borne out in the flagships.
So exciting opening, exciting business continuing, and we look forward to more in the future.
Foreign tourist business in the US? I guess I can comment on last quarter it continues to be good. Thank you, Dorothy.
Operator
Janet Kloppenburg, JJK Research.
Janet Kloppenburg — JJK Research — Analyst
Good morning, everyone. Congratulations; nice quarter. Mike, I was wondering if you could talk a little bit about your level of happiness with the new denim introduction. I thought it was really well done, and I love a lot of the new fits and washes. I wondered if you could talk a little bit about how important that is to your business going forward?
I was also wondering if you could talk a little bit about how you view the discounting environment in the US, and if you think it is something that we are just going to have to get used to. Or if you see some evolution unfolding, where you may be able to be less promotional.
Jonathan, just for you. In your outlook for fiscal ‘12 on the — my question is, when you think about the $4.75, have you thought at all about the FX benefit you have been incurring and what might happen? Is there any assumption there for a softening of the euro, I think is my most direct question. Thanks so much.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
Okay. First, Janet, denim. I think that the new denim fits and washes are very important to us. I think this organization did a really good job in reengineering our denim, and I think it is interesting that we are getting real credit for that.
Promotional outlook? I don’t have a crystal ball. I really don’t. We will see what happens in the US. Clearly it is a US issue for us, not an issue in the rest of the world.

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FINAL TRANSCRIPT
Aug. 17. 2011 / 12:30PM, ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call
We are very optimistic about our offerings, and we would hope that over time the US could become less promotional. That is our intention. Let’s see what happens.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Janet, on the second part of the question, we certainly do look at the sensitivities of all the critical components of getting to that $4.75; and FX is definitely one of the more sensitive components of that. Relative to when we put that objective out there, the euro has strengthened — or certainly it had with regard to our second-quarter results.
So we don’t specifically factor in a cushion for that, but we look at the potential sensitivity of exchange rates relative to the other sensitivities in the model around domestic same-store sales, around international store openings. Then we weigh reasonable outcomes or reasonably likely outcomes on each of those components. And based on all that we continue to think at this point that $4.75 is realistic.
I think it is. Having said that, clearly when we put that objective out there we weren’t modeling in a double-dip recession in the United States or a major decline in the euro. But absent either of those things happening, we remain comfortable with that objective.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
Janet, one more point about the denim. I think it is clear and everyone should understand that our back-to-school strategy was to get our new fits on as many new customers or old customers as possible.
Operator
Stacy Pak, Barclays Capital.
Unidentified Participant
Hi, this is Ed actually, standing in for Stacy. I just had a quick two questions. One is, I know you don’t want to comment on August month-to-date, but we just wanted to know how the trend is looking.
The second question is, could you comment on whether you still intend to increase prices in September and what comp for the business looks like when you remove the promotional stance in the US? Thanks.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Ed, I think we already said that we are not going to — we have never commented on intra-quarter, intra-month sales (multiple speakers).
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
Would you pass a message to Stacy? Nice try.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Yes; so that I don’t think we can speak to. I think with regard to prices, I think we have already covered that.

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FINAL TRANSCRIPT
Aug. 17. 2011 / 12:30PM, ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call
Then the question on what would comps look like without promo in the US, I don’t think we would even know how to go about quantifying what that would be.
Operator
Jeff Klinefelter, Piper Jaffray.
Jeff Klinefelter — Piper Jaffray — Analyst
So just a couple quick questions. In terms of the Hollister openings for the back half, you have got many of those scheduled now to hit in the next few quarters. Jonathan, can you give a little bit more color on how you expect those to hit between Q3 and Q4? Are they continuing to track at a certain multiple of the average US volume or US productivity?
And I think just to clarify, haven’t you guys been giving a general comp outlook for the total enterprise on either a quarterly or second-half basis? I’m not sure if I missed that regarding your Q3 expense guidance.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Jeff, I guess with regard to the Hollister openings in the back half of the year, they are roughly even between the third and fourth quarter in broad terms.
In terms of the productivity of the stores we have opened, as Mike said earlier, the stores we opened during the quarter in aggregate exceeded plan. Hollister Europe business remains very strong, both comp and noncomp. There really — it is really pretty consistently good across the board for Hollister in Europe. So we are hopeful that those stores we are going to open in the back half of the year will sustain that trend, and we don’t see any reason why that wouldn’t be the case.
The second part of the question was — what was it? Oh yes, well I think with regard to the comp outlook, we have spoken —going back to the investor day in April, Jeff — about what we are targeting. That would be — clearly what we have accomplished year to date is consistent or better than that. To be on track with our objectives, we are looking to sustain meaningful improvements in comp store sales going forward.
I think at this point for all the reasons we have alluded to we are not going to be more specific than that. But relative to our objective both for this quarter and beyond, we are certainly targeting sustaining those improvements that we have seen.
Operator
Michelle Tan, Goldman Sachs.
Michelle Tan — Goldman Sachs — Analyst
Great, thanks. Hey, guys. So we know you guys had a great July and start to back-to-school. I am just curious to clarify, with all the commentary on uncertainty that has come up in the macro environment over the last three months, are you guys really talking about being concerned about seeing if it can have a future impact on your business that you are seeing externally? Or is there some sign of increased uncertainty as you look at — whether it is day-to-day volatility in the business or whatever that you see in your trends today?

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FINAL TRANSCRIPT
Aug. 17. 2011 / 12:30PM, ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Was that a question about August sales?
Michelle Tan — Goldman Sachs — Analyst
Volatility, not absolute numbers.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Well, I think we are not doing anything different than anybody else. Which is, where there is a significant — a greater degree of uncertainty out there, you naturally think about what impact that could have, and you want to be prepared if that becomes more significant. But I don’t think we are saying anything more than that at this point, Michelle.
Operator
Kimberly Greenberger, Morgan Stanley.
Kimberly Greenberger — Morgan Stanley — Analyst
Oh, great. Thank you; good morning. I guess I won’t ask about August. I was actually curious about inventory. I was impressed in the first quarter you were able to drive such strong revenue growth with much lower growth in inventory. I have to imagine with the increase in your costs that your unit inventories are even well below the 7.5% increase in dollars.
So Mike, I am wondering if you could just talk about how you are feeling about inventories, the way they are positioned in the back half. Do you feel like you have got the inventory you need to do the volume you would like to do?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
I will let Jonathan answer that question. I think the answer is yes, but I will let him talk about it.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Hey, Kimberly. Yes, I think as we said we feel we are appropriately positioned with fall and basic inventory. We were a little lighter in spring carryover than we would ideally have been, just because of the strong first-half performance in the year. But we are comfortable with where we are for fall and basic inventory.
I think a caveat is also that the quarter-end is a point in time, so it is difficult to read too much into that. But overall we are comfortable.
Kimberly Greenberger — Morgan Stanley — Analyst
Okay. Thanks so much.
Operator
Marni Shapiro, The Retail Tracker.

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FINAL TRANSCRIPT
Aug. 17. 2011 / 12:30PM, ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call
Marni Shapiro — The Retail Tracker — Analyst
Hey, guys; congratulations. I am taking seven girls to the mall later; you might want to watch your comps in the tristate area. I have a quick marketing question. You talked a little bit about marketing in your opening comments.
Are you changing something on the marketing side? Or is the increase to support some of your international flagship openings? Any kind of color around that would be great.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Hey, Marni. I guess it is not really oriented to international. We typically have a fairly low-key approach to international openings.
So it is more — we have talked in the past about some of the things we are doing in social media and interactive marketing. I think you will probably recall the presentation at the investor day on that. So it is all those types of things that we are talking about, where we are making progress but we still think there is plenty more we can do to help drive the business going forward.
Operator
Paul Lejuez, Nomura Securities.
Paul Lejuez — Nomura Securities — Analyst
Hey, thanks, guys. Just to follow up on Kimberly’s question, what should we expect from you guys in terms of inventory at the end of the third quarter? Also wondering why the current inventory position wouldn’t be somewhat of a tailwind to your gross margins, how we should think about that.
Then just a little bit more long-term in nature, wondering about Gilly Hicks’ international opportunity. Is that something that can be a 2012 story? Or are you still uncertain about the international opportunity there? Thanks.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
I guess on the first part on inventory, Paul, we would expect it to be a greater increase at the end of the third and fourth quarters. But a significant piece of that is all the international store openings that we have coming into play, for which we obviously have to buy inventory to support that.
I think we can’t really add much more color in terms of the gross margin than we have already said. I think there are a lot of uncertainties to that.
With regard to Gilly, we have a very specific roadmap on Gilly. We are making good progress against that. I think at this point we are not ready to give specifics on when we would start increasing the store count in a more significant way.
Operator
Erika Maschmeyer, Robert W. Baird.

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FINAL TRANSCRIPT
Aug. 17. 2011 / 12:30PM, ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call
Erika Maschmeyer — Robert W. Baird — Analyst
Thanks so much and congratulations. Could you talk a little bit more about your ability to [send] the products in the fall-winter, and the actions that you are taking to chase to a greater degree than you had been?
Then just a quick follow-up on the increase in your number of store closures. I guess, what were the factors around that? Are you still — are the stores that you are closing still on average about $1 million of volume and breaking even? Thanks.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
Let me respond to the first part of the question. This organization is very good at chasing product; has always been.
I don’t think we have chased enough in the past. We have a concerted effort now to do more chasing. We are reserving more dollars for what we are calling chase, and it is working out very well.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
With regard to store closures, obviously it is a fairly modest increase from where we had previously been. It just reflects our continual — or continued sifting through all those lease expirations at the end of this year.
It skews heavily towards A&F and kids. Again, in terms of volume that $1 million average store volume for those stores is probably still a reasonable estimate.
Operator
Evren Kopelman, Wells Fargo.
Evren Kopelman — Wells Fargo Securities — Analyst
Great. Thank you, good morning. In the second quarter, the 150 basis points in gross margin, can you quantify the basis points of benefit from the international mix, and if you think that would be higher in the back half?
And also if you expect more gross margin pressure in the third quarter compared to the fourth, because the pricing doesn’t really start as much in August. Thank you.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Hey, Evren. We haven’t broken out that gross margin effect from international versus domestic. I mean it is certainly one of the things that we are looking at, as we have spoken to in the past, how we give metrics that enable people to model the different components of the business. But to this point we have not done that.
I don’t think we can break out Q3 and Q4 at this point. Our outlook was for the season. As you know things like the markdown reserve at the end of the quarter within a season can have an effect on the gross margin rate for the two quarters within the season.
With regard to whether the international effect is going to be higher in the back half of the year, it should be because obviously we have more stores opening in the back half of the year. But I don’t think I can give you any more specifics on that.

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FINAL TRANSCRIPT
Aug. 17. 2011 / 12:30PM, ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call
Operator
Jennifer Black, Jennifer Black & Associates.
Carla White Good morning. This is Carla White standing in for Jennifer Black. Let me add my congratulations on a great quarter.
I just wanted to talk about your new denim launch. It appears to us that you are taking a huge market share and that the denim launch was very successful. Can you talk about any planned promotions on denim that you’d have for the balance of the year?
Then also can you talk to how your yoga line is doing? Can we expect to see any line extensions off of that? Thank you.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
We can’t comment on what we are going to be doing promotionally. I can’t even comment on the denim promotion. I cannot tell you that it is successful or not; but we will see when the quarter is over.
Yoga? I can’t comment on that either. I’m sorry, Carla. But thank you for the questions.
Operator
Jeff Black, Citi.
Jeff Black — Jennifer Black & Associates — Analyst
Hey, good morning, guys. So Mike, you opened with comments on Europe, that the business in aggregate is doing good, which would imply some better, some worse. What is really happening across the region? Are there real differences in Italy, London, Germany that you can glean?
And in terms of Hollister and what you have opened there, any learning on what works better or what doesn’t work as well? Thanks.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
I think the answer is that Hollister is working every place that we have opened it. We do not have an unsuccessful store.
I believe we said in aggregate across Europe it is meeting plan. But I don’t — I am trying to think of a store that is under plan, but I don’t want to be held to that. They are all very successful.
I think the point of Hollister is that we think it is a brand that operates well in a mall environment in many countries. That is what is being proven.
We know that in Europe. We don’t know that in Asia. That is why opening in Hong Kong is going to be interesting for us, and China.
Operator
Eric Beder, Brean Murray.

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FINAL TRANSCRIPT
Aug. 17. 2011 / 12:30PM, ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call
Eric Beder — Brean Murray — Analyst
Good morning. Congratulations on a solid quarter. Let’s talk a little bit longer-term with international. You are at almost 25% of your sales are international. Where do you see that going in the next two to three years in terms of percentages?
Could you talk a little bit about the US tourist-driven stores? How is their performance different from the rest of the US stores? Thank you.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Eric, on the first point we had said at the investor day back in April that we foresaw that international would be roughly half of the business in 2015, based on the plans we talked about for Hollister and A&F international openings.
With regard to the US tourist stores, I think Mike said earlier they continue to perform well. We don’t specifically break that out relative to the other US stores. But they have continued to do well.
Operator
John Morris, Banc of Montreal.
John Morris — BMO Capital Markets — Analyst
Hi, good morning. My congratulations on a great quarter too, and a great start to back-to-school. Most of the questions have been asked, but I think regarding the Canadian comments, I think you said Canada was a little bit weaker.
What do you think that is from where you stand now? I think you said that you had plans to address it; so if you can share some of those thoughts, and just let us know what the mix of business for Canada is now.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Well, John, I think we are digging into Canada. We are not going to be too public about what we think is going on. The exchange rate has probably had some impact in terms of making the differential between the AUR in Canada and the US look greater, and that is probably part of it.
As we said, our margins in Canada remain pretty strong, so it is not a profitability issue. But the top line has been under some pressure in Canada. I don’t think we want to go into detail about what we are doing to address it, but we think we have a clear path to getting that fixed.
Operator
Omar Saad, ISI Group.
Omar Saad — ISI Group — Analyst
Thanks, good morning. Good execution this quarter. I wanted to follow up on Japan, if you could talk about the negative comps you continue to see there, what you think is going on in that marketplace.

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FINAL TRANSCRIPT
Aug. 17. 2011 / 12:30PM, ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call
Does it color your view on Asia and how the brand should be positioned in other parts of Asia? Or do you really feel that Japan is a unique situation? Any macro versus Company-specific issues in Japan, too? Thank you.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
First answer is that we don’t believe Japan represents Asia. We will find that out, because we will be in other Asian countries very soon. We think it is a Japanese situation.
We think clearly their macroeconomic issues, and an aging population, and a young population that is very infatuated with fast fashion today — we understand that. We cannot run a business in Japan that is appreciably different than the rest of the world, nor will we. But we are looking at the situation in Japan just as hard as we possibly can.
But I think the real answer is not to believe that Japan equals Asia. We don’t.
Operator
John Kernan, Cowen and Company.
John Kernan — Cowen and Company — Analyst
Hey, guys. Thanks for taking my question. Quickly on the CapEx guidance, what drove it to the high end of your previous range, to $350 million from $300 million to $350 million? Are you seeing higher store build-out costs, or what changed the thinking there?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
I think we were at $350 million on the last earnings call, John, was our guidance. We had started the year lower, you are right.
FX was part of the increase, and then I think is firming up some of the store plans was the other piece of it, some additional IT investments. It was a few different pieces rather than one major piece. But FX was certainly a meaningful piece of it relative to the original figure we gave.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
Is no one going to ask about The Situation?
Operator
Pamela Quintiliano, Oppenheimer.
Pamela Quintiliano — Oppenheimer — Analyst
Well I am going to ask about (multiple speakers). I am not going to ask about The Situation. I am not going to ask about August.
But I am just trying to figure out — you made the comment about a little bit more heightened concerns about a double-dip recession over the past few months. So clearly you guys have been the leader, early, aggressive about getting out there with the promotions and, I think, stealing market share from other guys. But have you been able to adjust your orders and promotions reflecting that heightened concern regarding the double-dip?

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FINAL TRANSCRIPT
Aug. 17. 2011 / 12:30PM, ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call
And when you think about the customer core customer in each of your divisions domestically, do you think they respond to the promotions in the same way currently? Or are they as sensitive, the Hollister versus Abercrombie?
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
I really don’t want to talk about the promotions in the business. Jonathan?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Are you sure you don’t want to ask about The Situation?
Pamela Quintiliano — Oppenheimer — Analyst
If I get a second question, let’s ask about The Situation.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
So, although we still [can’t] comment. I mean, I don’t think we are saying anything about the economy that is any different to anybody else. It is something that everyone is obviously more mindful of today than they were in the past.
I don’t think we can really speak to any specific things we are doing differently. And frankly, as we said earlier, we certainly are monitoring the situation but we remain focused on the long-term execution of our strategy. And for all the reasons Mike described earlier, we feel we are well positioned to accomplish that.
Operator
Adrienne Tennant, Janney Capital Markets.
Adrienne Tennant — Janney Capital — Analyst
Good morning, Mike and Jonathan. Mike, would you please tell us the back story on the whole Situation? That would be my first question. Because I am really curious.
Then my second one really is for Jonathan. Cotton obviously is coming down. I am not going to ask you about cost increases. But at the current level of $1, $1.03, at what point would we start to see beneficial tailwind in the financials. Like, plus nine months, assuming that it crosses sometime in November? So would that put us in the back half, mid to back half of 2012 theoretically? Thank you.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
Okay, I think I can respond to the first part of your question, and this is how it started. Last Friday morning I was with a group of people here and someone came up and said — Mike, I have terrible, terrible news for you. Last night on Jersey Shore The Situation had A&F product on. So we all said — ah, that is terrible. What are we going to do about it?

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FINAL TRANSCRIPT
Aug. 17. 2011 / 12:30PM, ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call
The group came up with the solution. Let’s pay them not to wear our product. That is how it happened; that is where we are; and we are having a lot of fun with it. The second part of the question?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Adrienne, on the cotton I think we spoke to that earlier. We would see cotton specifically, if things stayed where they are today, becoming a tailwind in the middle part of the second quarter of next year.
Again, we got some very favorable costing in the first — well, not very favorable; we got favorable costing in the first quarter of this year before the cotton increases had really taken effect, at least for us. Then it started to come in much more significantly in the second quarter and through the back half of the year.
So if everything stayed the same today, then we would expect that to become a tailwind in the middle of the second quarter of next year. But as I said earlier, there are still other inflationary pressures which aren’t abating or turning, most notably labor costs.
Operator
Linda Tsai, ITG Investment Research.
Linda Tsai — ITG Investment Research — Analyst
Good morning. In your press release you mentioned a higher AUR (technical difficulty) international mix benefit. Was the AUR positive for all the brands?
Then you also mentioned graphic tees being a little bit weaker across the brand. Was this an issue of (technical difficulty)?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
We can barely hear you, Linda.
Linda Tsai — ITG Investment Research — Analyst
Okay. Can you hear me better now? I was saying in your press release you mentioned a higher AUR and international mix benefit. Was the AUR positive across the brands?
Then you also mentioned graphic tees (technical difficulty) little bit weaker. Was that an issue of units or competitive (technical difficulty)?
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
On the AUR, Linda, what we said was that our AURs were up both domestically and internationally. Internationally that is obviously on a constant currency basis. So overall we were up mid-single digit for AUR. We don’t break that out by brand, so there is not really anything additional I can tell you on that piece.

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FINAL TRANSCRIPT
Aug. 17. 2011 / 12:30PM, ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
I think your question about the graphic tees is a good one. We planned decreases in graphic tees because we are consciously trying to push more fashion in the business and less reliance on logo. And that is one of the thrilling things that is happening in the business; it is working.
Operator
Robin Murchison, SunTrust Robinson Humphrey.
Robin Murchison — SunTrust Robinson Humphrey — Analyst
Thanks and good morning. I wanted to ask about your — directionally, and I know it is very early, but directionally about CapEx for the out year. Presumably, haven’t you come through a lot of the larger flagship Abercrombie stores? So the forward stores might be somewhat smaller, a little less costlier? Any cash flow info would help.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Hey, Robin. If you look in terms of total count, we have spoken in the investor day to the fact that our rate of Hollister openings we would be looking to accelerate that further beyond the 2011 level; and then the level of flagship openings we were targeting for ‘12 would be higher than ‘11.
So I think taking into account those two factors, they would drive CapEx up beyond the 2011 level. Other CapEx not related to stores would probably be less significant in terms of the year-over-year change. To your point though, it is still very early in the process for 2012 CapEx; and we will certainly be giving more detail and color on that at the end of the year.
Operator
Barbara Wyckoff, CLSA.
Barbara Wyckoff — CLSA — Analyst
Hi, everyone. Good job. Two questions. Are there going to be — of the 34 Hollister stores that are opening this fall, are any of those in Asia outside of Festival Walk? That is number one.
Then number two, Mike, looking back, if you could do over second quarter, what would you — could you have done better? I know it was a great quarter. But flow, inventory, classifications? Just sort of thinking about how it played out. Thanks.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
Barbara, just on the first one. Yes, we do have other Hollister openings in Mainland China which we spoke to earlier on, which are part of the count of close to 40 for the year.
Barbara Wyckoff — CLSA — Analyst
How many?

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FINAL TRANSCRIPT
Aug. 17. 2011 / 12:30PM, ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
We haven’t given that number, but it is a couple.
Barbara Wyckoff — CLSA — Analyst
Okay, thanks.
Operator
David Weiner, Deutsche Bank.
David Weiner — Deutsche Bank — Analyst
Good morning, everyone. Two quick questions. So number one, on international mall rents, just curious. We have heard that sequentially over the last couple quarters the rents are starting to tick up after being down for a while. If you could just talk about relative to your $4.75 plan, if what you are seeing in the mall rent trends into next year internationally is in line with what you thought. That was really my only question. Thanks.
Jonathan Ramsden — Abercrombie & Fitch Co. — EVP & CFO
I guess with regard to rent, it all comes back to how we look at each of these deals internationally; and ultimately it all comes back to that target overall margin of 30% for Hollister and typically a little bit higher for A&F that we are shooting for. So we look at the overall economics of the deal; the CapEx we have to spend to build the store; the rent. And if we feel we can get that acceptable overall return, then we typically go forward with the store.
I can’t really speak to what is happening with individual rents. But we are obviously looking at each deal on a deal-by-deal basis and making sure it meets our criteria.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
I would have to add that with our success in Europe we are a very much in demand tenant.
Operator
Ladies and gentlemen, that does conclude today’s question-and-answer session and concludes today’s conference. Thank you for your participation.
Mike Jeffries — Abercrombie & Fitch Co. — Chairman & CEO
Thank you.

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FINAL TRANSCRIPT
Aug. 17. 2011 / 12:30PM, ANF — Q2 2011 Abercrombie & Fitch Co Earnings Conference Call
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